Intraware and Digital River Ink Joint Marketing Agreement

ORINDA, Calif. and MINNEAPOLIS, June 26, 2006 - Intraware®, Inc. (NASDAQ:ITRA), a leading provider of electronic software and license delivery and management solutions, announced today that it has signed a joint marketing agreement with Digital River, Inc. (NASDAQ:DRIV), a global leader in e-commerce outsourcing. Through the marketing agreement, the companies are expanding their strategic business relationship to deliver integrated e-commerce services to enterprise software publishers.

Under terms of the agreement, the two companies will work collaboratively in joint marketing and co-selling initiatives. Through this collaboration, Intraware and Digital River will provide a best-in-class solution for enterprise software publishers to manage contracts, sales, distribution and fulfillment as well as licenses and renewal of digital goods.

"The relationship between Intraware and Digital River brings together the best of e-commerce and electronic software delivery and license management services," said Peter Jackson, president and CEO at Intraware. "The joint marketing agreement enables us to more effectively sell a highly-customized e-commerce solution that will address digital goods and customer relationship management life cycle components. This new offering will help us better serve our client base by providing a robust solution for managing their digital goods."

"By expanding our partnership with Intraware, we are able to cater to the increasingly complex demands of enterprise level clients," said Joel Ronning, Digital River's CEO. "We have established our expertise in providing end-to-end e-commerce services and software downloads in the consumer and SMB software markets while Intraware's expertise lies in the enterprise space. Through our combined efforts, we can leverage our successes and complementary services to provide a highly sought-after integrated solution for the enterprise market."

In November 2005, Digital River acquired an ownership stake of approximately 14 percent in Intraware for $6 million. The investment was the first step in building a strategic relationship that will include the development of integrated service offerings and the nomination of a representative of Digital River to Intraware's Board of Directors.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware's digital delivery and management solutions power business-to-business technology providers including Progress Software Inc., EMC Corporation, Sybase Inc., RSA Security Inc., and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888.446-8729 or http://www.intraware.com.

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for more than 40,000 software publishers, manufacturers, distributors and online retailers. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company's comprehensive platform offers site development and hosting, order management, fraud prevention, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Shannon, Ireland; Luxembourg, Luxembourg; Taipei, Taiwan; and Tokyo, Japan. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

© 2006 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. Digital River is a registered trademark of Digital River, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

Intraware Contact:
Stephanie Campbell, 925.253.4586, scampbell@intraware.com